EX 99-1
Vectren Corporation
                                                              P.O. Box 209

                                                  Evansville, IN 47702-0209
  July 24, 2003

  FOR IMMEDIATE RELEASE

                 Vectren Corporation Sells $200 Million in Debt

Vectren Corporation (NYSE:VVC) announced Thursday the pricing of $200 million in senior unsecured notes in two tranches of $100 million each through its wholly-owned subsidiary, Vectren Utility Holdings, Inc. (VUHI), which provides financing for the company's regulated operations. ABN AMRO Incorporated and Banc One Capital Markets, Inc. were joint lead managers for the 5.25% 10 year notes due August 1, 2013 and the 5.75% 15 year notes due August 1, 2018.

"We are pleased to complete our 2003 long-term debt financing and take advantage of the current favorable markets for issuing debt. In addition to the current interest rates that are attractive compared to historical levels, we were able to lower our effective interest rates from the coupon rates quoted above, by hedging about 75% of our interest rate exposure through a series of Treasury Locks executed over the last 30 days," said Jerry Benkert, Vectren's Executive Vice President and CFO.

The transactions are expected to close July 29, 2003. The proceeds will be used to retire short-term debt incurred to fund capital expenditures, retire existing higher coupon debt and for other general corporate purposes.

About Vectren

Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the surrounding region. These services include energy marketing; coal mining; utility infrastructure services; and broadband communication services. To learn more about Vectren, visit www.vectren.com.

Safe Harbor for Forward Looking Statements
This document contains forward-looking statements, which are based on management's beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our report Form 10-K as amended on Form 10-K/A filed with the Securities and Exchange Commission on June 18, 2003.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the senior unsecured notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may only be made by means of a prospectus and a related prospectus supplement, copies of which may be obtained when available from Banc One Capital Markets, Inc., at One Bank One Plaza, Chicago, IL 60670 or ABN AMRO Incorporated at 55 West 52nd Street, 6th Floor, New York, NY 10055.

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Investor Contact  Steven M. Schein, (812) 491-4209, sschein@vectren.com
Media Contact     Jeffrey W. Whiteside, (812) 491-4205, jwhiteside@vectren.com